Earnings Announcement                               [WACHOVIA logo appears here]
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                                                         Wachovia Corporation
                                                         Atlanta, GA 30383
                                                         Winston-Salem, NC 27150

For Additional Information:

Robert S. McCoy, Jr.
Vice Chairman and
Chief Financial Officer, 336-732-5926

Marsha L. Smunt
Investor Relations, 336-732-5788                                  April 18, 2001


                Wachovia Releases First Quarter Financial Results
                     Operating Earnings Per Share of $1.22


         Wachovia Corporation's (NYSE: WB) first quarter operating earnings were $1.22 per diluted share compared with $1.30 per diluted share a year earlier. Operating net income, which excludes nonrecurring charges, was $252.5 million compared with $264.5 million for the first quarter of 2000. Revenues rose from the first quarter of 2000 despite the slowing economy. Expenses remained substantially unchanged from a year ago and were down excluding acquisitions. Nonperforming loans declined 18 percent during the period.
          "We are pleased to report steady earnings in a period of slowing economic conditions," said L.M. Baker Jr., chairman and chief executive officer. "The decrease in nonperforming loans reflects aggressive steps taken to manage credit risk. Expense control initiatives have been successful and will have ongoing benefit to future earnings."


  Wachovia Corporation (WB)                                      First Quarter
                                                                 -------------
  Financial Summary *                                           2001      2000
  -------------------                                           ----      -----
  Operating net income ($ millions)                           $252.5    $264.5

  Operating earnings per diluted share                         $1.22     $1.30

  Total revenue ($ millions) **                             $1,130.1  $1,099.6

  Return on equity                                            15.69%    18.60%

  Return on assets                                             1.37%     1.56%

  * excludes nonrecurring charges

  ** includes taxable equivalent net interest income and other operating revenue


       Reported net income was $242.1 million or $1.17 per diluted share for the first quarter compared with $244.7 million or $1.20 per diluted share a year ago. Included in first quarter 2001 reported pretax earnings were $13.2 million for the final restructuring charge associated with Wachovia's resource realignment project. First quarter 2000 reported pretax earnings included $28.2 million in nonrecurring charges.


                                   -Continued-

       Total revenues, excluding securities gains, rose $30.5 million from the first quarter of 2000 and were up $24.8 million from the fourth quarter. The net yield on interest earning assets was 3.93 percent as compared with 4.20 percent in the first quarter of 2000 and 3.94 percent in the fourth quarter. Net interest income was up from both periods of 2000 despite the decline in the net yield. Average loans rose $5.1 billion or 10.1 percent from the first quarter of 2000, with good growth in commercial and residential real estate and in other retail loans. Growth occurred in most categories of other operating revenue except investment fees, due to softer market conditions, and credit card income.
         The provision for loan losses was $121.5 million for the first quarter compared with $73.7 million a year ago and $117.5 million for the prior quarter. At March 31, 2001, the allowance for loan losses represented 1.50 percent of outstanding loans, compared with 1.17 percent a year earlier and 1.50 percent at the end of 2000. Nonperforming loans were down $90 million from December 31, 2000, to $410 million at March 31, 2001. As expected, net loan losses at $118.7 million for the first quarter were above the $73.3 million reported a year ago and the $94.4 million reported in the fourth quarter. As a percentage of average loans outstanding, net loan losses were .85 percent for the first quarter 2001 compared with .58 percent a year earlier and .70 percent in the fourth quarter.
       Operating expense, excluding nonrecurring charges, increased 1.4 percent from the first quarter of 2000. Adjusting for acquisitions, operating expense decreased approximately 2 percent compared with first quarter 2000. The decrease for the quarter primarily reflects lower incentive compensation and management's ongoing efforts to control costs.
       On Monday, Wachovia announced a definitive agreement for a proposed merger of equals with First Union Corporation. The transaction is expected to close in the third quarter. The combined company will be the largest financial holding company in the Southeast/East Coast region and the fourth largest nationwide.
       Earlier this month, Wachovia announced an agreement to sell its consumer credit card business after carefully considering several strategic alternatives. The transaction is expected to close in the second quarter, subject to regulatory approval.
       Wachovia will hold a conference call to discuss these results on April 18, 2001, at 9:30 a.m. (Eastern Time). The call will be available via the Internet at www.wachovia.com/investor/conference.asp or by calling 913-981-5592. Replays of the conference call will be available from 12:30 p.m. April 18 until midnight April 22 at the same Internet address or by phone (719-457-0820, access code 797962).
       This news release contains forward-looking statements regarding Wachovia Corporation. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission.


Additional information can be found in the Investor Relations section of Wachovia's Web site at www.wachovia.com/investor

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WACHOVIA CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

                                                   Three Months Ended
                                                        March 31
                                       -----------------------------------------
                                                                        Percent
                                            2001            2000        Variance
                                       ------------     -----------     --------
SUMMARY OF OPERATIONS
(thousands, except per share data)
Interest income -
  taxable equivalent                   $ 1,358,859      $ 1,254,658      8.3
Interest expense                           720,355          625,861     15.1
                                       -----------      -----------
Net interest income -
  taxable equivalent                       638,504          628,797      1.5
Taxable equivalent adjustment                8,663            9,301     (6.9)
                                       -----------      -----------
Net interest income                        629,841          619,496      1.7
Provision for loan losses                  121,500           73,666     64.9
                                       -----------      -----------
Net interest income after
  provision for loan losses                508,341          545,830     (6.9)
Other operating revenue                    491,586          470,799      4.4
Securities gains (losses)                    9,076              167
                                       -----------      -----------
Total other income                         500,662          470,966      6.3
Personnel expense                          334,673          343,881     (2.7)
Merger-related charges                           -            8,158
Litigation settlement charge                     -           20,000
Restructuring charge                        13,152                -
Other expense                              283,897          265,939      6.8
                                       -----------      -----------
Total other expense                        631,722          637,978     (1.0)
Income before income taxes                 377,281          378,818     (0.4)
Applicable income taxes                    135,189          134,111      0.8
                                       -----------      -----------
Net income                               $ 242,092        $ 244,707     (1.1)
                                       ===========      ===========
Net income per common share:
  Basic                                     $ 1.17           $ 1.21     (3.3)
  Diluted                                   $ 1.17           $ 1.20     (2.5)
Cash dividends paid per
   common share                              $ .60            $ .54     11.1
Average basic shares
  outstanding                              206,061          202,464      1.8
Average diluted shares
  outstanding                              207,569          204,213      1.6

PERFORMANCE RATIOS
(averages)
Annualized net yield on
  interest-earning assets                     3.93  %          4.20  %
Annualized return on assets                   1.31             1.44
Annualized return on
  shareholders' equity                       15.04            17.21
Overhead ratio                               55.90            58.02

OPERATING PERFORMANCE (1)
Net income                               $ 252,541        $ 264,510     (4.5)
Net income per diluted
  common share                              $ 1.22           $ 1.30     (6.2)
Annualized return on assets                   1.37  %          1.56  %
Annualized return on
  shareholders' equity                       15.69            18.60
Overhead ratio                               54.74            55.46

CASH-BASIS FINANCIAL
  INFORMATION (1), (2)
Net income                               $ 272,826        $ 281,589     (3.1)
Net income per diluted
  common share                              $ 1.31           $ 1.38     (5.1)
Annualized return on assets                   1.51  %          1.69  %
Annualized return on
  shareholders' equity                       20.94            24.27
Overhead ratio                               52.52            53.57

(1) Excludes the effects of merger-related, litigation settlement and restructuring charges
(2)  Excludes the effects of purchase accounting-related intangibles
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WACHOVIA CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

                                                   Three Months Ended
                                                        March 31
                                       -----------------------------------------
                                                                        Percent
                                            2001            2000        Variance
                                       ------------     -----------     --------
SELECTED AVERAGE
BALANCES
(millions)
Total assets                               $ 73,800        $ 67,755        8.9
Loans - net of unearned income               55,659          50,550       10.1
Loans (managed) (2)                          59,109          53,435       10.6
Securities                                    8,987           8,395        7.1
Other interest-earning assets                 1,224           1,245       (1.7)
Total interest-earning assets                65,870          60,190        9.4
Interest-bearing deposits                    35,727          34,873        2.4
Short-term borrowed funds                    10,196           8,920       14.3
Long-term debt                               10,721           8,081       32.7
Total interest-bearing liabilities           56,644          51,874        9.2
Noninterest-bearing deposits                  8,264           8,319       (0.7)
Total deposits                               43,991          43,192        1.8
Shareholders' equity                          6,439           5,688       13.2

CREDIT QUALITY DATA
(thousands)
Nonperforming assets                       $436,964       $ 246,107       77.6
Nonperforming loans                         410,064         226,176       81.3
Loans past due 90 days or
  more and still accruing                   158,623         126,318       25.6
Net loan losses                             118,717          73,325       61.9
Net loan losses (managed) (2)               166,288         107,611       54.5
Net loan losses excluding credit
  cards                                      60,938          20,571      196.2
Allowance for loan losses                   851,082         595,655       42.9
Nonperforming assets to total
  loans and foreclosed property                 .77 %           .48 %
Annualized net loan losses to
  average loans                                 .85             .58
Annualized net loan losses to
  average loans (managed) (2)                  1.13             .81
Annualized net loan losses to
  average loans excluding
  credit cards                                  .48             .18
Allowance for loans losses to
  total loans                                  1.50            1.17
Allowance for loan losses times
  nonperforming loans                          2.08 x          2.63x

SELECTED FINANCIAL DATA AT PERIOD-END
(millions, except per share data)
Total assets                               $ 75,606        $ 68,817        9.9
Interest-earning assets                      67,467          61,137       10.4
Loans - net of unearned income               56,703          51,125       10.9
Loans (managed) (2)                          59,977          54,521       10.0
Deposits                                     45,617          43,716        4.3
Shareholders' equity                          6,865           5,846       17.4
Shareholders' equity to total assets           9.08 %          8.50 %
Risk-based capital ratios:
  Tier I capital                                7.8 (1)         7.4
  Total capital                                11.8 (1)        11.2
Per share:
  Book value                                $ 32.64         $ 28.88       13.0
  Common stock closing price (NYSE)         $ 60.25         $ 67.56      (10.8)
Common shares outstanding (thousands)       210,335         202,456

(1)  Estimated
(2)  Includes securitized credit card receivables